CONFIRMING STATEMENT

 This Statement confirms that the undersigned, Justin M. MacIntosh,

authorized and designated Barbara Muller to execute and file with the

Securities and Exchange Commission, on the undersigned's behalf, a Form 4 relating to the undersigned's ownership of or transactions in securities of

CorVu Corporation.  The authority of Barbara Muller under this Statement terminated upon the filing of said Form 4 with the Securities and Exchange

Commission.  The undersigned acknowledges that Barbara Muller has not assumed any of the undersigned's responsibilities to comply with Section 16 of the

Securities Exchange Act of 1934.

 Date:  April 7, 2005

      /s/ Justin M. MacIntosh

      Justin M. MacIntosh